Exhibit (h)(2)(i)

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED

PLAN OF DISTRIBUTION FOR

INVESCO VAN KAMPEN SENIOR LOAN FUND

The Amended and Restated Plan of Distribution (the” Distribution Plan”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, for the INVESCO VAN KAMPEN SENIOR LOAN FUND (the “Fund”), dated as of October 15, 2012, is hereby amended, effective December 3, 2012, as follows:

WHEREAS, the parties desire to amend the Distribution Plan to change the name of lnvesco Van Kampen Senior Loan Fund to Invesco Senior Loan Fund;

NOW THEREFORE, the parties hereby agree that any references to Invesco Van Kampen Senior Loan Fund should be replaced with Invesco Senior Loan Fund.

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.